Exhibit 99

6363 Main Street
Williamsville, N.Y. 14221

Karen L. Merkel
Corporate Communications
716-857-7654

Timothy J. Silverstein
Investor Relations
716-857-6987

National Fuel Announces Management Change;

David F. Smith to Retire and Continue to Serve as Chairman

of the Board of Directors

(December 30, 2013) WILLIAMSVILLE, N.Y. – Today, National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG), announced that David F. Smith, Executive Chairman of the Board, has indicated his intention to retire, effective April 1, 2014. Smith will continue to serve as Chairman of the Board of Directors.

“National Fuel is today a better company for its employees, its investors, and the customers we serve because of Dave’s leadership and dedication,” said Ronald J. Tanski, President and Chief Executive Officer. “During his five years as CEO, Dave established the current course of the Company, focusing attention and significant resources on development in the Marcellus Shale as Seneca Resources Corporation’s total production nearly tripled and the Company’s pipeline business commenced an historic, transformational realignment. Under his direction, the Company continued to prioritize and invest in pipeline safety, system reliability and all levels of customer service.”

Smith joined National Fuel in 1978 and had been Chief Executive Officer from February 2008 until March 2013. He was elected to the Company’s Board of Directors in 2007 and named Chairman of the Board in 2010. During his more than 35-year tenure with the Company he has served as President of National Fuel Gas Supply Corporation, National Fuel Gas Distribution Corporation, Empire Pipeline, Inc., and National Fuel Resources, Inc.

National Fuel is an integrated energy company with $6.2 billion in assets comprised of the following five operating segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at: www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact:	Timothy J. Silverstein	716-857-6987
Media Contact:	Karen L. Merkel	716-857-7654